INVESTMENT ADVISORY AND
ADMINISTRATIVE SERVICES AGREEMENT
BETWEEN
Investment Grade R.E. Income Fund, LP
(the "Fund")
AND
Emerson Equity LLC
(the "Adviser")
AND
IGRE Capital Holdings, LLC
(the "General Partner")

This Investment Advisory and Administrative Services Agreement (this "***Agreement***") is made this 20th day of ~~December~~ January, 20~~20~~20 by and between Investment Grade R.E. Income Fund, LP, a Delaware limited partnership (the "***Fund***" or "***Partnership***"), EMERSON EQUITY LLC, a California limited liability company (the "***Adviser***"), and IGRE Capital Holdings, LLC, a California limited liability company (the "***General Partner***" "***Asset Manager***").

RECITALS

WHEREAS, the Fund is organized as a Delaware limited partnership formed to originate, invest in and manage a diversified portfolio of institutional quality single-tenant and multi-tenant net leased commercial real estate properties (the "Investments") is offering limited partnership units pursuant to Tier 2 of Regulation A promulgated under the Securities Act of 1933.

WHEREAS, IGRE Capital Holdings, LLC, a California limited liability company the General Partner of the Partnership is vested with the day-to-day management authority with respect to the Partnership; and

WHEREAS, Emerson Equity LLC, the Adviser is a State Registered Investment Adviser under the Investment Advisers Act of 1940, as amended (the "***Advisers Act***") and various state regulations; and

WHEREAS, Investment Grade R.E. Income Fund, the fund and the general partner desires to retain the Adviser to furnish advisory services to the fund and to provide certain consulting, advisory and administrative services necessary for the operations subject to supervision and approval of the general partner.

NOW, THEREFORE, in consideration of the promises herein and for other good and valuable consideration, the parties hereby agree as follows:

1. Duties of the Adviser.

(a) Retention of Adviser. The Fund hereby employs the Adviser to act as the investment adviser to the Fund and to manage the investment and reinvestment of the assets of the Fund, subject to the supervision and/or approval of the IGRE Capital Holdings, LLC, a California limited liability company (the "General Partner"), for the period and upon the terms set forth herein:

(i) in accordance with the investment objectives, policies and restrictions that are set forth in the Fund's Registration Statement included in Part I, Part II and Part III in Form 1-A filed with the Securities and Exchange Commission (the "***SEC***") (File No.), as amended from time to time (the "***Registration Statement***");

(ii) in accordance with all other applicable federal and state laws, rules and regulations, and the Fund's Articles of Amendment and Restatement (the "***Articles***") and bylaws (the "***Bylaws***"), in each case as amended from time to time;

(iii) in accordance with such investment policies, directives and regulatory restrictions as the Fund may from time to time establish or issue and communicate to the Adviser in writing; and

(iv) in accordance with the Fund's compliance policies and procedures as applicable to the Adviser and as administered by the Fund's chief compliance officer or designee.

(b) Responsibilities of Adviser. Without limiting the generality of the foregoing, the Adviser subject to the supervision of the general partner, during the term and subject to the provisions of this Agreement:

(i) determine the composition and allocation of the potential portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes;

(ii) on a fiduciary basis identify, evaluate and negotiate the potential investment opportunities consistent with the best interest of the Fund in light of its stated investment objectives and structure;

(c) Power and Authority. To facilitate the Adviser's performance of these undertakings, but subject to the restrictions contained herein, the Fund hereby delegates to the Adviser, and the Adviser hereby accepts, the power and authority on behalf of the Fund, subject to the supervision of the General Partner, to effectuate its investment decisions for the Fund. In the event that the Fund determines to acquire debt financing, the General Partner shall arrange for such financing on the Fund's behalf, subject to the oversight and approval of the Partnership. Notwithstanding the above, the Adviser does not have the authority to withdraw assets from the fund.

(d) Administrative Services. Subject to the supervision, direction and control of the Partnership, the provisions of the Articles and Bylaws and applicable federal and state law, the Adviser shall perform, or cause to be performed by other persons, all administrative services in connection with the operation of the Fund.

(e) Acceptance of Employment. The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(f) Independent Contractor Status. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(g) Record Retention. Subject to review by, and the overall control of, the Partnership, the Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Fund and shall specifically maintain all books and records with respect to the Fund's portfolio transactions and shall render to the Partnership such periodic and special reports as the Partnership may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Partnership and its authorized agents, at any time and from time to time during normal business hours. The Adviser agrees that all records that it maintains for the Fund are the property of the Fund and shall surrender promptly to the Fund any such records upon the Fund's request and upon termination of this Agreement pursuant to Section 9, provided that the Adviser must retain a copy of such records in accordance with its regulatory obligations.

2. The Fund's Responsibilities and Expenses Payable by the Fund.

(a) Adviser Personnel. All personnel of the Adviser, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Fund.

(b) Limitations on Reimbursement of Expenses.

(i) In addition to the compensation paid to the Adviser pursuant to Section 3, the Fund shall reimburse the Adviser for all expenses of the Fund incurred by the Adviser as well as the actual cost of goods

and services used for or by the Fund and obtained from entities not affiliated with the Adviser. The Adviser may be reimbursed for the administrative services performed by it on behalf of the Fund; provided, however, the reimbursement shall be an amount equal to the lesser of the Adviser's actual cost or the amount the Fund would be required to pay third parties for the provision of comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Fund on the basis of assets, revenues, time records or other method conforming with generally accepted accounting principles. No reimbursement shall be permitted for services for which the Adviser is entitled to compensation by way of a separate fee. Excluded from the allowable reimbursement shall be:

(A) rent or depreciation, utilities, capital equipment and other costs of administrative items of the Adviser; and

(B) salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any executive officer or Partnership member of the Adviser (or any individual performing such services) or a holder of 10% or greater equity interest in the Adviser (or any person having the power to direct or cause the direction of the Adviser, whether by ownership of voting securities, by contract or otherwise).

(c) Periodic Reimbursement. Expenses incurred by the Adviser on behalf of the Fund and payable pursuant to this Section 2 shall be reimbursed no less than monthly to the Adviser. The Adviser shall prepare a statement documenting the expenses of the Fund and the calculation of the reimbursement and shall deliver such statement to the Fund prior to full reimbursement.

3. Compensation of the Adviser. The Fund agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, an annual management fee (the "Management Fee") of $2,000 paid in four (4) quarterly payments paid to Adviser in arrears within 15 days following a quarter. All or any part of the Management Fee not taken as to any quarter shall be deferred without interest and may be taken in such other quarter as the Adviser shall determine.

4. Covenants of the Adviser.

(a) Adviser Status. The Adviser covenants that it will be registered as an investment Adviser under the Advisers Act and various state regulations as of the date the Fund commenced investment operations and will maintain all required registrations. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

(b) Limitations. Notwithstanding anything herein to the contrary:

5. Other Activities of the Adviser.

The services of the Adviser to the Fund are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund, so long as its services to the Fund hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Fund's portfolio companies, subject to applicable law). The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and Unit Holders of the Fund are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, Unit Holders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, unit holders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Fund as Unit Holders or otherwise.

6. Indemnification; Limitation of Liability.

(a) Indemnification. The Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser) shall not be liable to the Fund for any action taken or omitted to be taken by the Adviser or such other person in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment Adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty or breach of fiduciary duty under the Investment Advisers Act of 1940 (as the same is finally determined by judicial proceedings)) with respect to the receipt of compensation for services, and the Fund and the Partnership shall indemnify, defend and protect the Adviser (and its officers, managers, partners, members (and their members, the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser, each of whom shall be deemed a third party beneficiary hereof (collectively, the "*Indemnified Parties*")) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund, Partnership or its Unit Holders) arising out of or otherwise based upon the performance of any of the Adviser's duties or obligations under this Agreement or otherwise as an investment Adviser of the Company, to the extent such damages, liabilities, costs and expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland, the Articles or the provisions of Section II.G of the Omnibus Guidelines published by the North American Securities Administrators Association on March 29, 1992, as amended from time to time.

(b) Limitations on Indemnification. Notwithstanding Section 6(a) to the contrary, the Partnership shall not provide for indemnification of the Indemnified Parties for any liability or loss suffered by the Indemnified Parties, nor shall the Fund provide that any of the Indemnified Parties be held harmless for any loss or liability suffered by the Fund, unless all of the following conditions are met:

(i) the Indemnified Party has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Fund;

(ii) the Indemnified Party was acting on behalf of or performing services for the Fund;

(iii) such liability or loss was not the result of negligence or misconduct by the Indemnified Party; and

(iv) such indemnification or agreement to hold harmless is recoverable only out of the Fund's net assets and not from Unit Holders.

Furthermore, the Indemnified Party shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

(i) there has been a successful adjudication on the merits of each count involving alleged securities law violations;

(ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

(iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made, and the court of law considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority in which securities of the Fund were offered or sold as to indemnification for violations of securities laws.

(c) Advancement of Funds. The Fund shall be permitted to advance capital to the Indemnified Party for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought and will do so if:

(i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Fund;

(ii) the Indemnified Party provides the Fund with written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification by the Fund has been met;

(iii) the legal proceeding was initiated by a third party who is not a Unit Holder or, if by a Unit Holder of the Fund acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and

(iv) the Indemnified Party provides the Fund with a written agreement to repay the amount paid or reimbursed by the Fund, together with the applicable legal rate of interest thereon, in cases in which such Indemnified Party is found not to be entitled to indemnification.

7. Effectiveness, Duration and Termination of Agreement.

(a) Term and Effectiveness. This Agreement shall become effective as of the date that the Fund meets the minimum offering requirement (the "Effective Date") as defined in the offering circular and shall remain in effect for one year from the Effective Date, and thereafter shall continue automatically for successive one-year periods.

(b) Termination. This Agreement may be terminated at any time, without the payment of any penalty, (i) by the Fund upon 60 days' prior written notice to the Adviser, (ii) by the Adviser upon 120 days' prior written notice to the Fund, or (iii) immediately if such termination is necessary based upon regulatory requirements or regulatory violations by either party. The provisions of Section 8 shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

(c) Payments to and Duties of Adviser Upon Termination.

(i) After the termination of this Agreement, the Adviser shall not be entitled to compensation for further services provided hereunder, except that it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Adviser prior to termination of this Agreement.

(ii) The Adviser shall promptly upon termination:

(A) Deliver to the Partnership a full accounting, covering the period following the date of the last accounting furnished to the Partnership;

(B) Deliver to the Partnership all assets and documents of the Fund then in custody of the Adviser; and

(C) Cooperate with the Fund to provide an orderly management transition.

8. Jurisdiction; Arbitration:

Arbitration is final and binding on all parties. The parties are waiving their right to seek remedies in court, including the right to jury trial. Pre-arbitration discovery is generally more limited than and different than court proceedings. The arbitrator's award is not required to include factual findings or legal reasoning and any party's right to appeal or to seek modification of rulings by the arbitrators is strictly limited. The parties

agree that any and all controversies which may arise between Fund, the Partnership and Emerson Equity concerning any account, transaction, dispute or the constructions, performance, or breach of this or any other agreement, whether entered into prior, on or subsequent to the date hereof, shall be determined by arbitration. Any arbitration under this agreement shall be held under and pursuant to and governed by the Federal Arbitration Act. The award of the arbitrators, or of the majority of them, shall be final, and judgment upon the award rendered may be entered in any court, state or federal, of competent jurisdiction.

No person or entity shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute agreement against any person who has initiated in court a punitive class action; or who is a member of a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until (i) the class certification is denied; or (ii) the class decertified; or (iii) the customer is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this agreement except to the extent stated herein.

9. Conflicts of Interests and Prohibited Activities.

(a) No Exclusive Agreement.
The Adviser is not hereby granted or entitled to an exclusive right to sell or exclusive employment to sell assets for the Fund.

(b) Rebates, Kickbacks and Reciprocal Arrangements.

(i) The Adviser agrees that it shall not (A) receive or accept any rebate, give-up or similar arrangement that is prohibited under applicable federal or state securities laws, (B) participate in any reciprocal business arrangement that would circumvent provisions of applicable federal or state securities laws governing conflicts of interest or investment restrictions or (C) enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws.

(ii) The Adviser agrees that it shall not directly or indirectly pay or award any fees or commissions or other compensation to any person or entity engaged to sell the Shares or give investment advice to a potential Unit Holder; provided, however, that this subsection shall not prohibit the payment to a registered broker-dealer of sales commissions for selling or distributing Shares.

(c) Commingling. The Adviser covenants that it shall not permit or cause to be permitted the Fund's capital to be commingled with the corporations of any other entity. Nothing in this Section 10(c) shall prohibit the Adviser from establishing a master fiduciary account pursuant to which separate sub-trust accounts are established for the benefit of affiliated programs, provided that the Fund's funds are protected from the claims of other programs and creditors of such programs.

11. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

12. Amendments. This Agreement may be amended in writing by mutual consent of the parties hereto, subject to the provisions of the Investment Company Act and the Articles.

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

14. Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

COMPANY:

By:
Name: William Levy
Title: Manager

General Partner:

By:
Name: William Levy
Title: Manager

ADVISER:

By:
Name: Dominic Baldini
Title: CEO